[EMERALD LETTERHEAD]

[ ], 2025

Steven Plump, President

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, Wisconsin 53202

Re: Emerald Growth Fund, a series of The RBB Fund, Inc. (the “Company”)

Dear Mr. Shaw:

This letter confirms the agreement of Emerald Mutual Fund Advisers Trust (the “Adviser”) with the Company to contractually waive and/or reimburse certain acquired fund fees and expenses incurred by the Emerald Growth Fund (the “Fund”).

The Adviser hereby agrees to waive and/or reimburse the Fund’s Class A, Class C, Institutional Class and Investor Class Shares for any acquired fund fees and expenses incurred by the Fund in connection with the Fund’s investment in any exchange-traded funds advised or sub-advised by the Adviser. The amount of such waived fees shall not be subject to recapture by the Adviser.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of the Fund’s commencement of operation, and shall continue until modified or discontinued by the Board of Directors of the Company.

[Signature Page Follows]

Emerald Mutual Fund Advisers Trust

By:
Name:
Title:

Acknowledged and accepted by:

THE RBB FUND, INC., on behalf of Emerald Growth Fund

By:
Name:
Title: